EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER ENDED MARCH 31, 2012

Willimantic, Connecticut — April 25, 2012. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $403,000, or $0.04 basic and diluted earnings per share, for the quarter ended March 31, 2012 versus net income of $209,000, or $0.02 basic and diluted earnings per share, for the quarter ended March 31, 2011.

Net interest income increased $142,000 to $6.7 million for the quarter ended March 31, 2012 from $6.5 million for the quarter ended March 31, 2011. The increase in net interest income was due to a lower cost of funds and an increase in the average balance of interest-earning assets, offset by a decrease in the average rate earned on interest-earning assets.

The provision for loan losses increased $274,000 to $484,000 for the first quarter of 2012 compared to the same period in the prior year, primarily due to an increase in nonperforming loans in 2012, offset by a decrease in net loan charge-offs. At March 31, 2012, nonperforming loans totaled $11.4 million, compared to $6.5 million at March 31, 2011. An increase in nonperforming commercial and residential mortgage loans of $3.1 million and $1.3 million, respectively, contributed to the higher balance of nonperforming loans at March 31, 2012. Net loan charge-offs were $76,000 for the quarter ended March 31, 2012, consisting primarily of residential mortgage loan charge-offs, compared to $446,000 for the quarter ended March 31, 2011.

Noninterest income was $2.8 million and $2.6 million for the quarters ended March 31, 2012 and 2011, respectively. The Company realized higher net gains on the sale of securities of $282,000 for the three months ended March 31, 2012 compared to the same period in 2011. Fees related to mortgage banking activities increased $110,000 for 2012 due to higher proceeds received from residential mortgage loan sales. Service fees increased $30,000 for the quarter ended March 31, 2012, as a result of an increase in fees associated with higher electronic banking usage. During the first quarter of 2012, the Company reported a net loss of $486,000 (pre-tax) on the sale of SI Trust Servicing, a third-party provider of trust outsourcing services for community banks. The Company recognized a loss of $49,000 for the quarter ended March 31, 2012 compared to a net gain of $6,000 for the quarter ended March 31, 2011, resulting from the change in fair value of certain derivative instruments. The Company recorded other-than-temporary impairment charges of $36,000 on two mortgage-backed securities during the first quarter of 2012. The Company did not recognize other-than-temporary impairment charges on its securities portfolio during the first quarter of 2011. Contributing to the increase of $280,000 in other noninterest income for 2012 was a realized investment gain of $355,000 received from one of the Bank's small business investment company limited partnerships ("SBIC"). For 2011, other noninterest income was offset by impairment charges of $72,000 to reduce the carrying value in the Bank’s SBIC.

Noninterest expenses decreased $363,000 for the quarter ended March 31, 2012 compared to the same period in 2011, mainly due to the $500,000 cash contribution to SI Financial Group Foundation in connection with the public stock offering and concurrent second-step conversion completed during the first quarter of 2011. Occupancy and equipment expenses decreased in 2012 primarily related to lower snow removal and utility costs during the first quarter of 2012 compared to 2011. The decreases in noninterest expenses were offset by increases in salaries and benefits of $94,000 which were attributable to the addition of lending staff hired to build commercial loan relationships and outside professional services of $97,000 related to higher legal fees associated with foreclosure activity.

Total assets increased $19.0 million, or 2.0%, to $974.0 million at March 31, 2012 from $955.0 million at December 31, 2011, principally due to increases of $13.6 million in net loans receivable, $9.4 million in cash and cash equivalents and $1.7 million in available for sale securities, offset by a decrease of $3.9 million in loans held for sale. Securities increased with the purchase of primarily mortgage-backed securities and government-sponsored enterprise securities. Total loan originations increased $13.2 million during the first quarter of 2012 compared to 2011 mainly due to higher commercial mortgage and commercial business loan originations of $15.4 million and $5.3 million, respectively, offset by declines in residential mortgage originations of $6.8 million.

Total liabilities increased $17.9 million, or 2.2%, to $842.5 million at March 31, 2012 compared to $824.5 million at December 31, 2011. Deposits increased $19.3 million, or 2.7%, which included increases in NOW and money market accounts of $14.9 million, noninterest-bearing deposits of $2.1 million and certificates of deposit of $1.7 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products.

Total shareholders’ equity increased $1.1 million from $130.5 million at December 31, 2011 to $131.6 million at March 31, 2012. The increase in shareholders’ equity was attributable to an increase in net unrealized gains on securities aggregating $802,000 (net of taxes) and earnings of $403,000, offset by dividends of $300,000. At March 31, 2012, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“The continued growth in earning assets during the quarter is particularly encouraging as it was, in a large part, due to a nearly $14.0 million increase in loans. Additionally, tangible book value increased $0.16 per share at March 31, 2012 compared to December 31, 2011, as a result of earnings and the reduction of intangible assets related to the sale of the Bank's SI Trust Servicing operations during the first quarter of 2012,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, including the section entitled “Risk Factors,” and Quarterly Reports on Form 10-Q on file with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	March 31,	December 31,
(Dollars in Thousands / Unaudited)	2012	2011

ASSETS
Noninterest-bearing cash and due from banks	$13,911	$13,980
Interest-bearing cash and cash equivalents	43,877	34,432
Securities	240,597	239,202
Loans held for sale	1,645	5,558
Loans receivable, net	632,198	618,626
Bank-owned life insurance	9,085	9,012
Other real estate owned, net	384	976
Other assets	32,335	33,261

Total assets	$974,032	$955,047

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$721,187	$701,926
Borrowings	108,317	108,317
Other liabilities	12,947	14,287
Total liabilities	842,451	824,530

Shareholders' equity	131,581	130,517

Total liabilities and shareholders' equity	$974,032	$955,047

SELECTED OPERATING DATA:

	Three Months Ended
	March 31,
(Dollars in Thousands / Unaudited)	2012	2011

Interest and dividend income	$9,221	$9,520
Interest expense	2,551	2,992
Net interest income	6,670	6,528

Provision for loan losses	484	210
Net interest income after provision for loan losses	6,186	6,318

Noninterest income	2,761	2,649
Noninterest expenses	8,350	8,713
Income before income taxes	597	254

Provision for income taxes	194	45
Net income	$403	$209

SELECTED OPERATING DATA - Continued:

	Three Months Ended
	March 31,
(Unaudited)	2012	2011

Earnings per share:
Basic	$0.04	$0.02
Diluted	$0.04	$0.02

Weighted average shares outstanding:
Basic	9,971,292	10,114,324
Diluted	9,998,315	10,133,075

SELECTED FINANCIAL RATIOS:

	At or For the
	Three Months Ended
	March 31,
(Dollars in Thousands / Unaudited)	2012	2011

Selected Performance Ratios:
Return on average assets (1)	0.17%	0.09%
Return on average equity (1)	1.23	0.65
Interest rate spread	2.66	2.69
Net interest margin	2.94	3.00
Efficiency ratio (2)	91.26	95.31

Asset Quality Ratios:
Allowance for loan losses	$5,378	$4,563
Allowance for loan losses as a percent of total loans (3)	0.85%	0.75%
Allowance for loan losses as a percent of nonperforming loans	47.26	69.95
Nonperforming loans	$11,380	$6,523
Nonperforming loans as a percent of total loans (3)	1.79%	1.07%
Nonperforming assets (4)	$11,764	$7,353
Nonperforming assets as a percent of total assets	1.21%	0.79%

Per Share Data:
Book value per share	$12.44	$12.19
Tangible book value per share (5)	12.11	11.80
Dividends per share	0.03	0.03

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $3.5 million and $4.1 million at March 31, 2012 and 2011, respectively.

CONTACT:
Diane Phillips, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514